Exhibit 5.1

                       Opinion of Counsel


                        August 29, 1996

Colorocs Information Technologies, Inc.
5600 Oakbrook Parkway, Suite 240
Norcross, Georgia 30093

     Re:  Form S-8 Registration Statement of Colorocs Information
          Technologies, Inc. --
          1994 Employee Stock Option Plan and
          1994 Director Stock Option Plan
          Certain Employee Stock Options

Ladies and Gentlemen:

     We have acted as counsel for Colorocs Information Technologies, Inc., a Georgia corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 368,327 shares of the Corporation's common stock, $0.01 par value ("Common Stock"), that may be issued upon exercise of options granted pursuant to the 1994 Employee Stock Option Plan and the 1994 Director Stock Option Plan of Colorocs Information Technologies, Inc. (the "Plans") and upon exercise of 101,500 employee stock options granted to Alan McKeon and 48,077 employee stock options granted to Guy Mariande (the "Employee Options"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretative Standards are incorporated in this Opinion Letter by this reference. Capitalized terms used in this Opinion Letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     Based upon the foregoing, it is our opinion that the 368,327 shares of Common Stock covered by the Registration Statement and to be issued upon exercise of options granted pursuant to the Plans and upon exercise of the Employee Options, when issued accordance with the terms and conditions of the Plans and the Employee Options, will be legally and validly issued, fully paid and nonassessable.

     This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                              Sincerely,


                              ALSTON & BIRD

                              By: /s/ Laura G. Thatcher
                                  Laura G. Thatcher